Mail Stop 3561


									September 20, 2005

Via U.S. Mail and Fax (212) 732-3232 c/o  Mr. Steven J. Glusband
Ms. Raya Asher
Chief Financial Officer
Magal Security Systems Ltd.
PO Box 70
Industrial Zone, Yehud 56100
Israel

	Re:	Magal Security Systems Ltd.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 30, 2005

		File No. 0-21388

Dear Ms. Asher:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,

								 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE